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                                                                   Page 19 of 32


                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     AGREEMENT dated as of October 10, 1997 among Samuel Zell; Samuel Zell as Trustee of the Samuel Zell Revocable Trust under trust agreement dated January 17, 1990; Alphabet Partners, an Illinois general partnership; ZFT Partnership, an Illinois general partnership; Ann Lurie; LFT Partnership, an Illinois general partnership, Equity Capsure Limited Partnership, an Illinois limited partnership, the Ann and Robert H. Lurie Family Foundation, an Illinois non-stock not-for-profit corporation and Arlington Leasing Co., a Nevada corporation (collectively, the "Reporting Persons").

     WHEREAS, the Reporting Persons beneficially own shares of Common Stock, par value $.01 per share, of CNA Surety Corporation, a Delaware corporation.

     WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amend (the "Act"); and

     WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13D, and all amendments thereto, with the Securities and Exchange Commission.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The parties hereto will join in the preparation and filing of a single statement containing the information required by Schedule 13D, and all amendments thereto, and the Schedule 13D and all such amendments will be filed on behalf of each party hereto;

     2. Each party hereto will be responsible for the timely filing of the Schedule 13D, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13D or any amendment thereto, except to the extent such party knows or has reason to believe that such information is accurate.

     3. Susan Obuchowski will be designated as the person authorized to receive notices and communications with respect to the Schedule 13D and all amendments thereto.

     4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.


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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Equity Capsure Limited Partnership,      Alphabet Partners, an Illinois general
an Illinois limited partnership          partnership
By:  Samuel Zell Revocable Trust         By:   SZA Trust, a general partner
     U/T/A  1/17/90, general partner

By:  /s/ Samuel Zell                     By:   /s/Arthur A. Greenberg
-------------------------                ----------------------------
Samuel Zell, Trustee                     Arthur A. Greenberg, Trustee

Samuel Zell Revocable Trust              Arlington Leasing Co., a Nevada
U/T/A 1/17/90                              corporation

By: /s/ Samuel Zell                      By:  /s/ Samuel Zell
-------------------------                -------------------------
Samuel Zell, Trustee                     Samuel Zell, President


/s/ Samuel Zell                          /s/ Ann Lurie
-------------------------                -------------------------
Samuel Zell                              Ann Lurie


ZFT Partnership, an Illinois general
  partnership
By:  Samuel Zell Trust, a general partner


By:  /s/ Sheli Z. Rosenberg
-------------------------
Sheli Z. Rosenberg, Trustee


Ann and Robert H. Lurie Family
Foundation


By:  /s/ Ann Lurie
-------------------------
Ann Lurie, President


LFT Partnership, an Illinois general
  partnership
By:  Jesse Trust, a general partner

By:  /s/ Ann Lurie
-------------------------                Dated:  October 10, 1997
Ann Lurie, Trustee